Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Saia, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-224615, 333-211025, 333-188169, 333-173852, 333-155805, 333-104929, and 333-100649) on Form S-8 of Saia, Inc. of our report dated February 24, 2021, with respect to the consolidated balance sheets of Saia, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Saia, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), and related amendments.

/s/ KPMG LLP
Atlanta, Georgia
February 24, 2021